Exhibit 99.1

For Immediate Release

ACCESS PLANS ANNOUNCES ESTIMATED AMOUNT OF SPECIAL DIVIDEND

NORMAN, OK—May 25, 2012 – Access Plans, Inc. (OTCBB: APNC), a leading membership benefits marketing company, announced that the estimated amount of its previously announced special dividend is $0.08 per share. The special dividend will be payable on May 31, 2012 to the record holders of Access Plans common stock on May 30, 2012, prior to the closing of Access Plans’ merger with Affinity Insurance Services, Inc., a subsidiary of Aon Corporation. The Ex-dividend date will be May 25, 2012. The exact amount of the special dividend will be determined on May 29, 2012. As previously disclosed, the merger is expected to close during the second quarter of 2012 and is subject to various closing conditions.

Access Plans also announced that the estimated per share merger consideration that will be payable to Access Plans shareholders in connection with the merger is $3.28. The exercise of previously issued options to acquire Access Plans Stock increased the number of shares outstanding and, as a result, lowered the per share estimated merger consideration from the previously announced estimate of $3.30, while the $360,000 in cash received as a result of the option exercises increased the amount available for the special dividend

About Access Plans, Inc.

Access Plans, Inc. (OTCBB: APNC) is a leading membership benefits marketing company. The Wholesale/Retail Plans distribution channel specializes in turnkey, private-label membership benefit plans that provide discount products and services, protection benefits and retail services to more than 1 million customers in the United States and Canada. For more information, please visit: www.accessplans.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company's products and services, general economic conditions, and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and the Company assumes no responsibility for updating such forward-looking statements after the date of this release.

Contact:

Access Plans, Inc.

Robert Hoeffner

405-579-8525

bhoeffner@accessplans.com